Exhibit 99.3
Combined Financial
Statements (Unaudited)
Pharmacy Benefit Management Business of WellPoint, Inc.
Three and Nine Months Ended September 30, 2009 and 2008

Pharmacy Benefit Management Business of WellPoint, Inc.
Combined Financial Statements
Three and Nine Months Ended September 30, 2009 and 2008
(Unaudited)
Contents
Unaudited Combined Financial Statements

Unaudited Combined Balance Sheets	1
Unaudited Combined Statements of Income	2
Unaudited Combined Statements of Cash Flows	3
Unaudited Combined Statements of Parent Company’s Net Investment	4
Notes to Unaudited Combined Financial Statements	5

Pharmacy Benefit Management Business of WellPoint, Inc.
Combined Balance Sheets
(Unaudited)
(In thousands)

	September 30
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$2,380	$24,422
Rebates receivable, net	776,590	684,454
Other receivables, net	106,663	68,859
Drug inventories	61,397	66,009
Receivable from related parties	600,219	417,579
Deferred tax assets, net	12,642	25,816
Prepaid expenses	1,376	1,386

Total current assets	1,561,267	1,288,525
Property and equipment, net	56,703	49,495
Goodwill	165,072	166,143
Other intangible assets	123,628	131,460
Other noncurrent assets	417	306

Total assets	$1,907,087	$1,635,929

Liabilities and parent company’s net investment
Liabilities
Current liabilities:
Rebates payable:
Rebates payable to related parties	$734,940	$554,272
Rebates payable to unrelated parties	120,091	77,102

Total rebates payable	855,031	631,374
Claims and drugs payable	95,357	86,680
Unearned income	8,899	7,023
Unearned discounts, current portion	1,057	1,380
Income taxes payable	5,335	114,584
Other current liabilities	23,843	59,215

Total current liabilities	989,522	900,256
Unearned discounts	225	1,282
Deferred tax liability, net	54,893	52,171
Other noncurrent liabilities	3,221	2,974

Total liabilities	1,047,861	956,683

Total parent company’s net investment	859,226	679,246

Total liabilities and parent company’s net investment	$1,907,087	$1,635,929

See accompanying notes

Pharmacy Benefit Management Business of WellPoint, Inc.
Combined Statements of Income
(Unaudited)
(In thousands)

	Three Months ended September 30		Nine Months ended September 30
	2009	2008	2009	2008
Revenues
Retail pharmacy revenue	$3,539,004	$3,527,848	$10,643,578	$10,729,975
Mail order revenue	751,393	638,572	2,212,568	1,917,197
Administrative fees	56,701	34,382	139,192	101,054

Total operating revenue	4,347,098	4,200,802	12,995,338	12,748,226
Other revenue	9	276	171	1,176

Total revenues	4,347,107	4,201,078	12,995,509	12,749,402

Expenses
Cost of drugs	4,098,387	4,021,557	12,315,532	12,195,820
General and administrative expense	116,620	98,215	335,809	286,895
Amortization of other intangible assets	1,977	2,101	5,932	6,302

Total expenses	4,216,984	4,121,873	12,657,273	12,489,017

Income before income tax expense	130,123	79,205	338,236	260,385
Income tax expense	45,840	28,044	118,157	93,013

Net income	$84,283	$51,161	$220,079	$167,372

See accompanying notes

Pharmacy Benefit Management Business of WellPoint, Inc.
Combined Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months ended September 30		Nine Months ended September 30
	2009	2008	2009	2008
Operating activities
Net income	$84,283	$51,161	$220,079	$167,372
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	2,886	1,688	6,738	4,867
Amortization	2,952	2,584	8,903	7,700
Deferred income taxes	7,304	(6,411)	7,231	(5,897)
Changes in operating assets and liabilities:
Accounts receivable, net	1,552	(13,940)	(92,349)	(82,404)
Drug inventories	(4,070)	(9,858)	7,776	(16,105)
Receivable from related parties	(213,061)	65,024	(304,542)	(207,498)
Prepaid expenses and other assets	1,091	284	790	554
Rebates payable	75,134	26,346	213,575	66,279
Claims and drugs payable	(292)	8,633	(18,506)	13,878
Unearned income	2,202	496	2,005	1,464
Unearned discounts	(345)	(345)	(1,035)	(315)
Income taxes payable	27,815	17,627	54,957	44,880
Other liabilities	(7,320)	(71,014)	(99,855)	(95,000)

Net cash (used in) provided by operating activities	(19,869)	72,275	5,767	(100,225)

Investing activities
Purchases of property and equipment	(3,143)	(9,176)	(10,194)	(16,596)

Net cash used in investing activities	(3,143)	(9,176)	(10,194)	(16,596)

Financing activities
Distributions to parent company	—	(45,000)	—	(45,000)

Net cash used in financing activities	—	(45,000)	—	(45,000)

Net change in cash and cash equivalents	(23,012)	18,099	(4,427)	(161,821)
Cash and cash equivalents at beginning of period	25,392	6,323	6,807	186,243

Cash and cash equivalents at September 30	$2,380	$24,422	$2,380	$24,422

See accompanying notes

Pharmacy Benefit Management Business of WellPoint, Inc.
Combined Statements of Parent Company’s Net Investment
(Unaudited)
(In thousands)

Total Parent
Company’s Net
Investment
January 1, 2008	$556,874
Net income — nine months ended September 30, 2008	167,372
Distributions to parent company	(45,000)

September 30, 2008	$679,246

January 1, 2009	$639,147
Net income — nine months ended September 30, 2009	220,079

September 30, 2009	$859,226

See accompanying notes

Pharmacy Benefit Management Business of WellPoint, Inc.
Notes to Combined Financial Statements
(Unaudited)
September 30, 2009
(In thousands)
1. Basis of Presentation
The Pharmacy Benefit Management business, or PBM business, of WellPoint, Inc., or WellPoint, provides integrated PBM services to affiliated WellPoint health plans as well as to unaffiliated health insurers and third-party administrators. PBM services include retail pharmacy network development and management; retail network claims processing; mail order pharmacy services; formulary development and management; distribution of specialty drugs; and rebate negotiation and management.
References to the terms “we,” “us,” “our” or the “PBM business” used throughout these notes to unaudited combined financial statements refer to WellPoint’s combined PBM operations.
The accompanying unaudited combined financial statements are presented on a carve-out basis and reflect the assets, liabilities, revenues and expenses that were directly attributable to the PBM business, and include the accounts of the legal entities of NextRx, LLC, NextRx, Inc. and NextRx Services, Inc., each of which is ultimately wholly owned by WellPoint and is directly wholly owned by certain of WellPoint’s consolidated subsidiaries.
The unaudited combined financial statements are prepared in conformity with U.S. generally accepted accounting principles, or GAAP, for interim reporting. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments, including normal recurring adjustments, necessary for a fair statement of the unaudited combined financial statements as of and for the nine months ended September 30, 2009 and 2008 have been recorded. The results of operations for the nine months ended September 30, 2009 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2009. These unaudited combined financial statements should be read in conjunction with our audited combined financial statements for the year ended December 31, 2008. Significant intercompany accounts and transactions within the PBM business have been eliminated. Transactions between the PBM business and WellPoint have been included in the unaudited combined financial statements. Parent Company’s Net Investment represents the interest of WellPoint in the net carrying value of the assets and liabilities of the PBM business and is presented in lieu of stockholder’s equity.

Pharmacy Benefit Management Business of WellPoint, Inc.
Notes to Combined Financial Statements (continued)
(Unaudited)
1. Basis of Presentation (continued)
On April 9, 2009, WellPoint signed a definitive agreement to sell its PBM business to Express Scripts, Inc., or Express. The accompanying unaudited combined financial statements have been prepared as a requirement of that definitive agreement, and represent the financial condition, results of operations and cash flows of our PBM business as of and for the nine months ended September 30, 2009 and 2008. As the PBM business represents operations of subsidiaries of WellPoint, in accordance with normal operating policies of WellPoint, certain shared services and corporate costs have been allocated to the PBM business in these unaudited combined financial statements. Accordingly, the accompanying unaudited combined financial statements may not necessarily reflect the financial condition, results of operations and cash flows of the PBM business as if it had operated as a stand-alone entity. In addition, the unaudited combined financial statements may not necessarily be indicative of future results of the PBM business.
Whenever possible, the direct costs associated with the PBM business are reflected in the unaudited combined financial statements. In addition, as discussed in the preceding paragraph, certain costs are allocated to the PBM business by WellPoint. Such allocations include employee costs of shared service personnel, WellPoint management, lease costs, share-based compensation, enterprise wide information technology and eBusiness support, public relations and actuarial services. These costs approximate the actual cost of providing these services and are allocated based on pharmacy membership or employee headcount, and management of the PBM business believes the allocations are reasonable. See Note 5, Related-Party Transactions, for further discussion of allocated costs.
During the three months ended September 30, 2009, we reviewed our allowance for uncollectible rebates receivable and reserve for audit adjustments and, based on historical collection trends and our judgment regarding the ability to collect specific amounts, we revised these estimates by $11,500, which was recorded as a reduction of administrative fees.
2. Income Taxes
During the nine months ended September 30, 2009 and 2008, we recognized income tax expense of $118,157 and $93,013, respectively, which represents effective tax rates of 34.9% and 35.7%, respectively. The 80 basis point decrease in the effective tax rate in 2009 was primarily due to a third party court decision which entitled us to a state tax refund, which we received and recorded in the first quarter of 2009.
Income tax balances are generally settled through the receivable from related parties account. In addition, beginning in 2009, the PBM business settled certain income tax payable balances of $164,894 associated with revenue adjustments from related party transactions (see Note 5, Related-Party Transactions) against the receivable from related parties.

Pharmacy Benefit Management Business of WellPoint, Inc.
Notes to Combined Financial Statements (continued)
(Unaudited)
3. Fair Value
Assets and liabilities recorded at fair value in the unaudited combined balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair value. The only balance subject to the Financial Accounting Standards Board, or FASB, guidance on fair value measurement in our unaudited combined balance sheets is cash equivalents. Money market funds that are classified as cash equivalents in our unaudited combined balance sheets are purchased daily at par value with specified yield rates. Due to the high ratings and short-term nature of the funds, we consider all cash equivalents as Level I inputs.
4. Other Current Liabilities
Other current liabilities include $2,042 and $37,173 at September 30, 2009 and 2008, respectively, for outstanding checks not yet presented to our bank.
5. Related-Party Transactions
We have agreements with affiliated WellPoint health plans to provide PBM products and services to the health plans’ members. The financial provisions in these agreements vary and range from reimbursements at cost to reimbursements at cost plus a profit margin. For purposes of these unaudited combined financial statements, revenues from affiliated health plans are based on internal rates that, in management’s judgment, reflect a reasonable and consistent profit margin and which have been used historically by WellPoint in its internal management and segment reporting of the PBM business. This approach increased income before income tax expense by $150,628 and $109,899 for the nine months ended September 30, 2009 and 2008, respectively. These adjustments are reflected as intercompany transactions. The cumulative impact of these and other carve-out adjustments in the amount of $292,914 and $208,029 at September 30, 2009 and 2008, respectively, are recognized in receivable from related parties. WellPoint is required to settle this receivable in connection with provisions contained in the definitive agreement with Express.
We provide integrated PBM services to affiliated companies. We recorded revenues for PBM services provided to affiliates of $11,311,570 and $11,026,033 in the nine months ended September 30, 2009 and 2008, respectively. This includes co-payment revenue associated with retail pharmacy revenues of $2,212,595 and $2,204,579 in the nine months ended September 30, 2009 and 2008, respectively.
We reimburse affiliated companies for certain administrative services provided to us. Administrative expenses charged by affiliated companies were $54,469 and $56,662 in the nine months ended September 30, 2009 and 2008, respectively, which are included in general and administrative expense in the unaudited combined statements of income.

Pharmacy Benefit Management Business of WellPoint, Inc.
Notes to Combined Financial Statements (continued)
(Unaudited)
5. Related-Party Transactions (continued)
PBM business associates participate in WellPoint sponsored defined benefit pension plans and postretirement benefit plans. PBM business associates also participate in WellPoint sponsored defined contribution pension plans and related costs are allocated to the PBM business based on headcount. We were allocated costs related to these employee benefits of $4,645 and $4,620 in the nine months ended September 30, 2009 and 2008, respectively, which are recorded in general and administrative expenses in our unaudited combined statements of income.
The PBM business will not assume any portion of the defined benefit pension or postretirement benefit plan obligations or plan assets nor will any of the WellPoint benefit plans, which the PBM business participates in, transfer to the PBM business upon its sale.
We participate in the WellPoint Management and Key Associate Stock Plan, which provides WellPoint restricted stock and stock options to select key associates as a reward for performance and contribution. In addition, certain PBM business associates participate in WellPoint’s Employee Stock Purchase Plan, which allows for the purchase of WellPoint common stock at a discount. WellPoint accounts for all share-based compensation plans in accordance with FASB guidance related to share-based payments. During the nine months ended September 30, 2009 and 2008, we recorded share-based compensation expense of $7,590 and $4,390, respectively, via an allocation from WellPoint.
We paid distributions of $0 and $45,000 to WellPoint and/or certain of its consolidated subsidiaries during the nine months ended September 30, 2009 and 2008, respectively.
6. Commitments and Contingencies
We are involved in pending and threatened litigation of the character incidental to the business transacted and are, from time to time, involved as a party in various governmental and administrative proceedings. We believe that any liability that may result from any one of these actions is unlikely to have a material adverse effect on our financial position or results of operations.
7. Subsequent Events
In May 2009, the FASB issued subsequent event guidance, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. We have evaluated subsequent events for recognition or disclosure through February 10, 2010, which is the day the unaudited combined financial statements were released.